GLOBAL FINANCIAL SERVICES MASTER TRUST

FILE # 811-9633

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/12/01	Willis Group Holdings	$10,800.	$270,000,000.	Smith Barney
06/20/01	Phoenix Companies	$108,500.	$854,000,000.	Morgan Stanley
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